Exhibit 99.1

BioSig Sees Positive Momentum from Sales Pipeline Growth

●	Company sees increase in medical centers entering into 60-day evaluation agreements

●	Existing customers seeing positive results from PURE EP™ System expected to increase number of units purchased

Westport, CT, August 16 2022 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) ("BioSig" or the "Company"), a medical technology company advancing electrophysiology workflow by delivering greater intracardiac signal fidelity through its proprietary signal processing platform, today announced that it is seeing positive momentum from the growth of its sales pipeline, and expects to see an increase in enterprise adoption of its PURE EP™ System in the coming months.

Since BioSig’s national commercial launch of its PURE EP™ System on July 1st, 2022, the Company’s commercial pipeline has experienced a steady increase in advanced leads and technology adoption across several key regions and centers of excellence. Under the terms of its new leasing program, the Company recently signed a purchase agreement with Kansas City Heart Rhythm Institute at Overland Park Regional Medical Center. In addition, the Company inked its first master services agreement with one of the largest U.S. healthcare systems.

Among several key regions, BioSig’s PURE EP™ System continues to gain interest in hospitals across the Midwest, including new evaluation agreements with the Cleveland Clinic, a leading Medical Center of Excellence, and an additional installation at a leading medical center in Springfield, IL.

“The demand for minimally invasive catheter-based ablation procedures continues to grow. We believe that market demand is high, and expect to see an acceleration of commercial activity in our quarterly results going forward,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

BioSig’s commercial momentum is supported by its recent decision to streamline the PURE EP™ System evaluation period from 180-360 days to 60-days. The Company has also implemented a new leasing program to help expedite the acquisition of Pure EP’s superior signal processing capabilities and shortens the sales cycle. Consistent with its stated commercial strategy, BioSig is prioritizing the growth of its robust sales team, including the recent appointment of a new sales leader who will cover the COLT states (Colorado, Oklahoma, Louisiana, and Texas).

“By shortening our evaluation period and providing flexible paths to purchase, we are meeting the demands of physicians and supply chain management, ensuring that superior signal processing technology is within reach. We’re pleased to be exploring opportunities for repeat business and additional unit placement with many of our existing accounts,” commented Gray Fleming, Chief Commercialization Officer, BioSig Technologies, Inc.

Looking further ahead, the Company will be participating in several key industry conferences and events, including the 2022 Kansas City Heart Rhythm Symposium, taking place at the end of the month and the Cleveland Clinic Global EP Summit 2022 in September, where BioSig will serve as sponsor at the annual global summit.

The Company is also expanding its clinical research pipeline, including the recent commencement of a physician-initiated research protocol that will analyze the signals acquired by its PURE EP™ System during Radiofrequency (RF) ablation. Led by Dhanunjaya DJ Lakkireddy, MD, Medical Director for the Kansas City Heart Rhythm Institute, the single center study underway at Overland Park Regional Medical Center, is officially registered with clinicaltrials.gov [NCT05464537], and includes 30 participants with paroxysmal atrial fibrillation (AF) undergoing pulmonary vein isolation (PVI).

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP™ System, is a novel signal processing and acquisition platform designed to extract advanced diagnostic and therapeutic data that enhances physician workflow and increases throughput. PURE EP™ was engineered to address the limitations of existing EP technologies by empowering physicians with superior signals and actionable insights.

The Company is in a national commercial launch of the PURE EP™ System. The technology is in regular use in some of the country’s leading centers of excellence, including Mayo Clinic, and Texas Cardiac Arrhythmia Institute at St. David’s Medical Center.

Clinical data acquired by the PURE EP™ System in a multi-center study at centers of excellence including Texas Cardiac Arrhythmia Institute at St. David’s Medical Center  was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP(T.M.) signals over conventional sources.

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133